Rule 424 (b) (3)
Registration No. 333-199914
CUSIP #:63743HEL2

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Senior Debt Securities	$200,000,000.00	$23,240.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

TRADE DATE: 4/13/2015
SETTLEMENT DATE: 4/16/2015
PRICING SUPPLEMENT NO. 6683 DATED April 13, 2015
TO PROSPECTUS SUPPLEMENTAL DATED November 10, 2014
AND BASE PROSPECTUS DATED November 6, 2014

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Floating Rates Notes

Principal Amount:	$200,000,000

Issue Price:	100% of Principal Amount

Original Issue Date:	4/16/2015

Maturity Date:	4/16/2018

Initial Interest Rate:	Determined as if the Original Issue Date was an Interest Reset Date

Base Rate:	USD LIBOR

Spread:	Plus 35 basis points

Index Maturity	3-month

Interest Payment Dates:	Each January 16, April 16, July 16, and October 16, and the maturity date, commencing July 16, 2015

Interest Reset Dates:	Each January 16, April 16, July 16, and October 16

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Redemption Date:	None

Agent’s Discount or Commission:	0.15%

Agent(s)	KeyBanc Capital Markets Inc.
RBC Capital Markets, LLC

Capacity:	Agent (KeyBanc Capital Markets Inc. for $100,000,000 principal amount of Notes)
Principal (RBC Capital Markets, LLC for $100,000,000 principal amount of Notes)

Form of Note:	Book-Entry
(Book-Entry or Certificated)

Other Terms:	None

Medium-Term Notes, Series D may be issued by the Company in an unlimited aggregate principal amount.

Validity of the Notes

In the opinion of Hogan Lovells US LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the District of Columbia Cooperative Association Act, as amended (the “Cooperative Association Act”) and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 10, 2014, which has been filed as an exhibit to a Current Report on Form 8-K by the Company on November 10, 2014.